                             				   Exhibit 11

                      			       Boston Technology, Inc.
      Statement of Weighted Shares used in Computation of Earnings Per Share
                             				  (in thousands)

                                        						    For the years ended January 31,
                                        						   1997          1996         1995
                                          				   ----          ----         ----
Common stock outstanding, beginning of period    24,732         24,759        24,217
Weighted average common stock issued                462            394           228
Weighted effect of treasury stock                    --           (294)           --
Weighted average common stock equivalents (a)     7,584             --         2,663
Weighted average treasury shares acquired
using the treasury stock method (a)              (5,193)            --        (1,357)
                                          						  -----          -----         -----
Weighted average shares of common
stock outstanding                                27,585         24,859        25,751
                                          						 ======         ======        ======

Primary and fully diluted earnings per share are the same for all periods presented.
(a) Weighted average common stock equivalents and treasury shares acquired under the treasury stock method were not considered in the January 31, 1996 calculation since they would be anti-dilutive.
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